Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information contact:	O’Reilly Automotive, Inc
Greg Henslee

Tom McFall

(417) 862-3333

Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel/Kelly Sullivan
(212) 355-4449

O’REILLY AUTOMOTIVE, INC., REPORTS FIRST QUARTER 2008 RESULTS

•                          Sales increase 5.4% to $646 million

•                          7.1% increase in gross profit

•                          37 new stores opened

Springfield, MO, April 22, 2008 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced revenues and earnings for the first quarter ended March 31, 2008.

Sales for the three months ended March 31, 2008, totaled $646 million, up 5.4% from $613 million for the same period a year ago.  Gross profit for the first quarter of 2008 increased to $288 million (or 44.6% of sales) from $269 million (or 43.9% of sales) for the first quarter of 2007, representing an increase of 7.1%.  Selling, General and Administrative expenses increased to $214 million (or 33.2% of sales) for the first quarter of 2008 from $192 million (or 31.3% of sales) for the first quarter of 2007, representing an increase of 11.6%.

Net income for the first quarter ended March 31, 2008, totaled $46.3 million, down 4.3% from $48.4 million for the same period in 2007.  Diluted earnings per common share for the first quarter of 2008 decreased 4.8% to $0.40 on 116.3 million shares compared to $0.42 for the first quarter of 2007 on 115.5 million shares.

“With softer sales resulting from a very challenging macro environment, our first quarter results were short of our expectations.  However, even in the midst of these obstacles, we were able to increase gross profit to 44.6% of sales.” Greg Henslee, CEO and Co-President stated, “Although customer demand in our markets during the first quarter was sluggish, we continue to see opportunity to expand our market share on both the DIY and DIFM sides of our business.  We remain excited about our upcoming acquisition of CSK Auto Corporation (“CSK”) and look forward to implementing our dual market strategy in CSK’s markets.  Team O’Reilly will remain focused on our core values of customer service and expense control as we move forward in 2008.”

Comparable store sales for stores open at least one year decreased 0.4% for the first quarter of 2008 compared to a 6.8% increase in the first quarter of 2007.

“We opened 37 new stores during the first quarter and are on track to hit our revised target of 140 to 150 new stores in 2008,” stated Ted Wise, COO and Co-President.  “As we expand in 2008, our Team remains dedicated to the O’Reilly culture and values that have made us successful for over 50 years.  Our goal to be the dominant supplier in each of our markets continues to be our top priority, and we will continue to move toward that goal by providing industry leading customer service and parts availability.

This will be a historical year for O’Reilly as we look forward to completing the CSK acquisition and beginning the integration process.”

Assuming no significant change in the macroeconomic environment, the Company estimates that diluted earnings per share for the second quarter of 2008 will be approximately $0.47 to $0.51 with an expected comparable store sales increase of 3% to 5%.  The Company projects full-year earnings to range from $1.81 to $1.85 per share, which has been adjusted slightly downward from the original guidance provided on February 20, 2008 of $1.84 to $1.88 per share, with an expected comparable store sales increase of 3% to 5%.

The Company will host a conference call Wednesday, April 23, 2008, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” then “News Room.”  A replay of the call will also be available on the Company’s website following the conference call.  We invite interested analysts to join our call.  The dial-in number for the call is (706) 643-0114, the conference call ID number is 42380760.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets.  Founded in 1957 by the O’Reilly family, the Company operated 1,867 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of March 31, 2008.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2007, for more details.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2008	March 31, 2007	December 31, 2007
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$113,287	$90,217	$47,555
Accounts receivable, net	93,123	87,309	84,242
Amounts receivable from vendors	47,293	46,828	48,263
Inventory	892,583	825,206	881,761
Other current assets	20,331	21,129	40,483
Total current assets	1,166,617	1,070,689	1,102,304

Property and equipment, at cost	1,534,819	1,276,410	1,479,779
Accumulated depreciation and amortization	408,856	345,319	389,619
Net property and equipment	1,125,963	931,091	1,090,160

Notes receivable, less current portion	24,253	29,151	25,437
Goodwill	50,583	49,312	50,447
Other assets	30,320	13,385	11,389
Total assets	$2,397,736	$2,093,628	$2,279,737

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$417,128	$372,061	$380,683
Accrued payroll	27,445	25,130	23,739
Accrued benefits and withholdings	46,536	44,905	43,463
Deferred income taxes	10,364	10,111	6,235
Other current liabilities	61,530	44,996	49,536
Current portion of long-term debt	25,323	312	25,320
Total current liabilities	588,326	497,515	528,976

Long-term debt, less current portion	75,068	100,390	75,149
Deferred income taxes	26,651	32,297	27,241
Other liabilities	56,678	42,941	55,894

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 245,000,000
Issued and outstanding shares — 115,481,606 as of March 31, 2008, 114,126,459 as of March 31, 2007 and 115,260,564 as of December 31, 2007	1,155	1,141	1,153
Additional paid-in capital	448,173	408,532	441,731
Retained earnings	1,202,724	1,010,812	1,156,393
Accumulated other comprehensive loss	(1,039)	—	(6,800)
Total shareholders’ equity	1,651,013	1,420,485	1,592,477
Total liabilities and shareholders’ equity	$2,397,736	$2,093,628	$2,279,737

Note:  The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Sales	$646,220	$613,145
Cost of goods sold, including warehouse and distribution expenses	357,726	343,864

Gross profit	288,494	269,281
Selling, general and administrative expenses	214,338	192,089

Operating income	74,156	77,192
Other expense, net	450	10

Income before income taxes	73,706	77,182
Provision for income taxes	27,375	28,775

Net income	$46,331	$48,407

Net income per common share	$0.40	$0.42

Net income per common share — assuming dilution	$0.40	$0.42

Weighted-average common shares outstanding	115,386	113,936
Adjusted weighted-average common shares outstanding — assuming dilution	116,291	115,537

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2008	2007

Net cash provided by operating activities	$118,854	$128,631

Investing activities:
Purchases of property and equipment	(59,186)	(64,089)
Proceeds from sale of property and equipment	1,367	223
Payments received on notes receivable	1,193	1,132
Other	48	(1,402)

Net cash used in investing activities	(56,578)	(64,136)

Financing activities:
Proceeds from issuance of long-term debt	—	16,450
Tax benefit of stock options exercised	549	1,418
Principal payments of long-term debt	(79)	(26,226)
Net proceeds from issuance of common stock	2,986	4,177

Net cash provided by/(used in) financing activities	3,456	(4,181)

Net increase in cash and cash equivalents	65,732	60,314
Cash and cash equivalents at beginning of period	47,555	29,903

Cash and cash equivalents at end of period	$113,287	$90,217

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	March 31,
	2008	2007

Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.0	2.8

AP to inventory (3)	46.7%	45.1%
Debt-to-capital (4)	5.7%	6.6%
Return on equity (5)	12.2%	13.9%
Return on assets (6)	8.4%	9.4%

	Three Months Ended
	March 31,
	2008	2007
Other Information (in thousands):
Capital Expenditures	$59,186	$64,089
Depreciation and Amortization	$21,492	$17,436
Interest Expense	$1,371	$749
Lease and Rental Expense	$14,861	$13,694

Sales per weighted-average square foot (7)	$50.71	$53.82

Square footage (in thousands)	12,735	11,339

Sales per weighted-average store (in thousands) (8)	$346	$361

Store count:
New stores, net (9)	37	47
Total stores	1,867	1,687

Total employment	24,017	22,493

(1)         Calculated as cost of sales for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.

(2)         Calculated as cost of sales for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.

(3)         Accounts payable divided by inventory.

(4)         The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.

(5)         Last 12 months net income divided by average shareholders’ equity.  Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.

(6)         Last 12 months net income divided by average total assets.  Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.

(7)         Total sales less jobber sales, divided by weighted-average square feet.  Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.

(8)         Total sales less jobber sales, divided by weighted-average stores.  Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

(9)         New stores, net reflects the closing of 2 stores during the first quarter of 2008, there were no store closings in the first quarter of 2007.